EXHIBIT 99.1
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          CARNIVAL CORPORATION PROVIDES UPDATE ON WAVE SEASON BOOKINGS
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Miami (2/12/02) - Carnival Corporation (NYSE:CCL) reported today that its net bookings during the first five weeks of "Wave Season" have increased 8% over the same period last year, compared to a 3% capacity increase for the first nine months of 2002. Pricing has also recovered from the significantly discounted prices experienced after the events of September 11, with pricing during recent weeks almost equal to last year's levels.


Micky Arison, Carnival Corporation's Chairman and CEO, said: "I am extremely pleased to see the strong rebound across all of our six cruise brands following the slowdown in travel after September 11. The fact that our three largest brands, Carnival Cruise Lines, Holland America Line and Costa Cruises, have all reported record booking days during this year's `Wave Season' demonstrates the fundamental strength in the demand for our vacation products, as well as our ability to manage that demand to an optimal level."


Because of the improved booking levels and pricing, the Company now estimates that net revenue yields for the first quarter of 2002 will be down approximately 8%. This compares to our most recent guidance for the first quarter of a decrease in net yields of between 10% and 15%.


While cumulative advance booking levels and prices for the second through fourth quarters of 2002 are still below last year's levels, Carnival expects that net revenue yields for the remainder of 2002 should continue to improve compared to the first quarter. "Although the booking curve continues to be very close-in, I am very pleased to see that the close-in pricing is above last year's levels. This gives me a great deal of optimism for the remainder of 2002, especially as we see the booking curve starting to move toward more historical patterns," Arison said.


Because of the Company's current offer to purchase P&O Princess Cruises plc and the UK market regulations, the Company is limited in the amount of forward guidance that it can give and consequently, has not scheduled a conference call to discuss bookings at this time.


Carnival Corporation is comprised of Carnival Cruise Lines, the world's largest cruise line based on passengers carried, Holland America Line, Costa Cruises, Cunard Line, Seabourn Cruise Line and Windstar Cruises. Carnival Corporation's various brands operate 43 ships in the Caribbean, Alaska, Europe, Mexican Riviera, South America and other worldwide destinations.


Additional information can be obtained via Carnival Corporation's web site at HTTP://WWW.CARNIVALCORP.COM.


Special note regarding forward-looking statements


Certain statements in this announcement constitute "forward-looking statements" within the meaning of the US Private Securities Litigation Reform Act of 1995. Carnival has tried, wherever possible, to identify such statements by using words such as "anticipate," "assume," "believe," "expect," "intend," "plan" and words and terms of similar substance in connection with any discussion of future operating or financial performance. These forward-looking statements, including those which may impact the forecasting of Carnival's annual cost savings that underlie estimates of synergies and one time costs to implement synergies, net revenue yields, booking levels, price, occupancy or business prospects, involve known and unknown risks, uncertainties and other factors, which may cause Carnival's actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions which may impact levels of disposable income of consumers and the net revenue yields for Carnival's cruise products; consumer demand for cruises and other vacation options; other vacation industry competition; effects on consumer demand of armed conflicts, political instability, terrorism, the availability of air service and adverse media publicity; increases in cruise industry and vacation industry capacity; continued availability of attractive port destinations; changes in tax laws and regulations; Carnival's ability to implement its brand strategy, Carnival's ability to implement its shipbuilding program and to continue to expand its business outside the North American market; Carnival's ability to attract and retain shipboard crew; changes in foreign currency rates, security expenses, food, fuel, insurance and commodity prices and interest rates; delivery of new ships on schedule and at the contracted prices; weather patterns; unscheduled ship repairs and dry-docking; incidents involving cruise ships; impact of pending or threatened litigation; and changes in laws and regulations applicable to Carnival.


Carnival cautions the reader that these risks may not be exhaustive. Carnival operates in a continually changing business environment, and new risks emerge from time to time. Carnival cannot predict such risks nor can it assess the impact, if any, of such risks on its business or the extent to which any risk, or combination of risks may cause actual results to differ from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Carnival undertakes no obligation publicly to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


Carnival plans to file a registration statement on form s-4 and a statement on schedule to with the US Securities and Exchange Commission in connection with commencement of the increased offer. The form s-4 will contain a prospectus and other documents relating to the increased offer. Carnival plans to mail the prospectus contained in the form s-4 to shareholders of P&O princess when the form s-4 is filed with the sec. The form s-4, the prospectus and the schedule to will contain important information about carnival, P&O princess, the increased offer and related matters. Investors and stockholders should read the form s-4, the prospectus, the schedule to and the other documents filed with the sec in connection with the increased offer carefully before they make any decision with respect to the increased offer. The form s-4, the prospectus, the schedule to and all other documents filed with the sec in connection with the increased offer will be available when filed free of charge at the sec's web site, at www.sec.gov. In addition, the prospectus and all other documents filed with the sec in connection with the increased offer will be made available to investors free of charge by writing to Tim Gallagher at carnival corporation, carnival place, 3655 N.W. 87 avenue, miami, florida, 33178-2428, us.


In addition to the form s-4, prospectus, the schedule to and the other documents filed with the sec in connection with the increased offer, carnival is obligated to file annual, quarterly and current reports, proxy statements and other information with the sec. Persons may read and copy any reports, statements and other information filed with the sec at the sec's public reference room at 450 fifth street, N.W., Washington, D.C. 20549. Please call the sec at 1-800-sec-0330 for further information on the public reference room. Filings with the sec also are available to the public from commercial document-retrieval services and at the web site maintained by the sec at www.sec.gov.


For investor inquiries, please contact Beth Roberts, Tel: (011) 44 771 0945 361. For press inquiries, please contact Tim Gallagher, Tel: 1-305-599-2600, ext. 16000, Carnival Corporation, Carnival Place, 3655 N.W. 87 Avenue, Miami, Florida 33178-2428.